Exhibit 99.1

Priceline.com Acquires Asian Online

Hotel Reservation Service Agoda Company

NORWALK, Conn. & BANGKOK, Thailand, November 8, 2007 . . . Priceline.com® (NASDAQ: PCLN) announced today that it has acquired Bangkok- and Singapore-based Agoda Company, an online travel company specializing in hotel discount bookings throughout Asia, in a transaction that includes an initial cash payment and a multi-year, performance-based earn-out.  Priceline.com said it intends to retain Agoda’s current management team, who will continue to manage Agoda’s operations independently as part of priceline.com’s international business.

In the Asia Pacific region, Agoda offers hotel properties in Australia, China, Japan, India, Thailand, South Korea, Singapore, Indonesia, the Phillippines, New Zealand and several other countries.  In addition, Agoda offers hotels in Europe, the Americas, the Middle East and Africa.  Agoda’s services are offered in 12 languages.  In addition to its transactional offerings, Agoda maintains a broad suite of content features, including customer hotel reviews, travel tips, journals and other user-generated content.

“We believe that Agoda, while relatively small today, will be an important part of priceline.com’s expansion into Asia,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “With priceline.com’s expertise, worldwide hotel inventories and customer demand, we see an opportunity to leverage Agoda and offer the most complete and compelling inventory and content to customers traveling in Asia.”

“Online travel is still a relatively nascent industry in many Asian countries,” said Glenn Fogel, priceline.com’s Managing Director, Corporate Development and International.  “However, we believe the time is right for priceline.com to begin growing our presence in the Asia Pacific region, and Agoda gives us the ability to do so with a team of skilled professionals on the ground in this important region.”

“Agoda’s mission is to make booking hotels in Asia easy and affordable for customers around the globe,” said Agoda’s Chief Executive Officer Michael Kenny.  “We are very excited to be part of the priceline.com team that shares our same commitment to customers.  We believe that the emerging markets of Asia, where Agoda is based, are particularly promising as Internet usage, credit card adoption and domestic economies continue to grow.”

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Agoda’s gross bookings for 2007 year to date through October 31, 2007 were approximately US$36 million, an increase of 122% over a year ago.  Gross bookings refer to the total dollar value inclusive of taxes and fees of all hotel room nights purchased by consumers.  Priceline.com said that it expected the acquisition to be neutral to slightly accretive to its pro forma earnings (before non-cash amortization expense associated with the acquisition) for calendar year 2008.  A description of priceline.com’s pro forma earnings is included in priceline.com’s 3rd quarter 2007 earnings announcement issued concurrent with this release.

Agoda is priceline.com’s third international acquisition.  In 2004, priceline.com acquired Cambridge-based online hotel reservation service Active Hotels and, in 2005, acquired Amsterdam-based hotel service Bookings B.V.  The two services have since been merged into a single, new online hotel reservation service, Booking.com.  Priceline.com believes that Booking.com is Europe’s largest and fastest growing online hotel reservation service, operating in over 60 countries in 16 languages, with access to approximately 38,000 participating hotels worldwide.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) operates priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Booking.com, a leading international online hotel reservation service.  In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.

Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites.  Booking.com operates in over 60 countries in 16 languages and offers its customers access to over 38,000 participating hotels worldwide.  Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

For more information about priceline.com:

To book flights http://www.priceline.com/flights/

To book hotels http://www.priceline.com/hotels/

To book a group hotel stay http://www.findgroupdeals.com/

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To book rental cars http://www.priceline.com/rentalcars/

To book a vacation package http://www.priceline.com/vacationpackages/

To book a cruise http://www.pricelinecruiseoutlet.com

To see our PriceBreakers deals: http://www.priceline.com/pricebreakers

To check our travel guides: http://travela.priceline.com/travelguides/

To watch our TV ads: http://www.priceline.com/promo/shatner_pcln_negotiator.asp

Other priceline.com affiliated sites include:

General travel information and trip planning  http://www.mytravelguide.com

Travel reservations http://www.lowestfare.com

                                http://www.travelweb.com

Rental cars http://www.RentalCars.com

                   http://www.BreezeNet.com

European hotels http://www.booking.com

                           http://www.priceline.co.uk

Asia Pacific hotels http://www.agoda.com

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)